AMENDMENT AGREEMENT TO THE
                     AVICENNA SYSTEMS CORP. 1995 STOCK PLAN
                          AND RELATED OPTION AGREEMENTS

               WHEREAS, Avicenna Systems Corp., a Massachusetts corporation ("Avicenna"), has adopted the Avicenna Systems Corp. 1995 Stock Plan (the "Plan"; all terms used herein without definition shall have the meanings ascribed thereto in the Plan) and has granted options ("Options") to purchase shares of the common stock of Avicenna, par value $.01 per share ("Avicenna Common Stock"), thereunder to the employees and consultants listed on the signature page hereof (the "Optionees") pursuant to the Incentive Stock Option Agreements ("ISO Agreements") between Avicenna and such employees or the Non-Qualified Stock Option Agreements between Avicenna and such consultants ("NSO Agreements", and collectively, with the ISO Agreements being, collectively, the "Option Agreements");

               WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of December 23, 1996 (the "Merger Agreement"), among Synetic, Inc., a Delaware corporation ("Synetic"), Synternet Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Synetic, Avicenna and certain shareholders of Avicenna, the Parent will purchase (the "Purchase") all of the issued and outstanding capital stock of Avicenna and the Convertible Notes (as such term is defined in the Merger Agreement); and

               WHEREAS, in connection with the transactions contemplated by the Merger Agreement and as an inducement to the Optionees to remain in the employ of Avicenna or to continue to perform consulting services for Avicenna, as the case may be, following the Closing Date, Synetic, Avicenna and the Optionees desire to amend the terms of the Plan and the Option Agreements as set forth herein;

               NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

               1. References to Company; Common Stock. On and after the Closing Date (as defined in the Merger Agreement), all references in the Plan and any Option Agreement to the "Company" shall be deemed to be references to Synetic, provided that any references to the employment or status as a consultant of an Optionee shall be deemed to be a reference to the employment or status as a consultant of such Optionee with Synetic and its subsidiaries. On and after the Closing Date, all references in the Plan and any Option Agreement to "Common Stock" shall be deemed to be references to Synetic common stock, $.01 par value ("Synetic Common Stock").

               2. Conversion of Options. Effective as of the Closing Date, each Option shall be deemed to represent an Option to acquire that number of shares of Synetic Common Stock equal to the number of shares of Avicenna Common Stock that would have been issued


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upon exercise of such Option multiplied by the Exchange Ratio (as defined in the
Merger Agreement), rounded to the nearest whole number of shares of Synetic Common Stock, at a price per share of Synetic Common Stock equal to the per-share exercise price specified in the Option divided by the Exchange Ratio (rounded to the nearest whole cent).

               3. Vesting. (a) Notwithstanding anything to the contrary contained in the Plan, any Option Agreement or any other agreement between an Optionee and Avicenna and subject to Section 3(b) below, 50% of the Options granted to each Optionee shall be deemed to have vested as of the Closing Date, and the remaining 50% of such Options shall vest on the second anniversary of the Closing Date.

               (b) In the event that the employment or status as a consultant of an Optionee is terminated by Synetic or any of its subsidiaries without Cause (as defined below), or as a result of a Permanent Disability (as defined below) of such Optionee or such Optionee's death, any Options that have not vested as of the date of termination shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof, as if such Optionee remained in the employ of or as a consultant to Avicenna through the earlier of (i) the second anniversary of the Closing Date or (ii) the occurrence of any circumstance or event that would constitute Cause; provided, however, that the Committee in its sole discretion may accelerate the vesting of any such Option. Upon any other termination of employment or status as a consultant (including, without limitation, by reason of the Optionee's resignation), any Options that have not vested as of the date of termination shall be forfeited.

               (c) For purposes hereof, "Cause" shall have the meaning specified in an employment agreement or consulting agreement applicable to the Optionee, or in the case of an Optionee who does not have an employment agreement or consulting agreement that defines "Cause", shall mean any of the following, each as communicated to the Optionee by notice from Avicenna setting forth in reasonable detail the nature of such Cause:

                    1. A failure of Optionee to perform his employment or
               consulting-related duties in any material respect (other than any such failure resulting from a Permanent Disability of Optionee);

                    2. Any willful misconduct by Optionee relating, directly or indirectly, to Synetic, Avicenna or any of their respective subsidiaries or affiliates, or any breach by Optionee of any material policy of Synetic, Avicenna or any of their respective subsidiaries or affiliates, as reasonably determined by the Board of Directors of Synetic (the "Synetic Board");

                    3. Any breach by Optionee of any of the covenants set forth in Section 10 hereof or any substantially similar provisions in any other agreements with Synetic,


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                                        3

               Avicenna or any of their respective subsidiaries or affiliates, as reasonably determined by the Synetic Board; or

                    4. Any willful violation by Optionee of any federal or state law or regulation applicable to the business of Synetic, Avicenna or any of their respective subsidiaries or affiliates, or Optionee's commission of a common law fraud or conviction of a felony or crime involving moral turpitude.

               Notwithstanding anything to the contrary contained in the Plan or any Option Agreement, an Optionee shall be deemed to be "Permanently Disabled" if (i) such Optionee shall become ill, mentally or physically disabled, or otherwise incapacitated so as to be unable regularly to perform the duties of his position for a period in excess of 90 consecutive days or more than 120 days in any consecutive 12 month period, or (ii) a duly licensed physician selected by Synetic or Avicenna with the reasonable approval of Optionee determines that Optionee is mentally or physically disabled so as to be unable to perform regularly the duties of his position and such condition is expected to be of a permanent duration.

               4. Registration Restrictions. An Option shall not be exercisable unless and until (i) a registration statement under the Securities Act of 1933, as amended (the "Securities Act") has been duly filed and declared effective pertaining to the Synetic Common Stock subject to such Option and such Synetic Common Stock shall have been qualified under applicable state "blue sky" laws, or (ii) the Committee in its sole discretion determines that such registration and qualification is not required as a result of the availability of an exemption from such registration and qualification under such laws. Synetic shall file such a registration statement at the time and in the manner described in Section 4.03 of the Merger Agreement. Synetic shall have no obligation to issue any Synetic Common Stock pursuant to the exercise of an Option if Synetic reasonably determines at the time of such exercise that the issuance of Synetic Common Stock at such time would violate applicable law with respect to insider trading or otherwise, or then existing policies of Synetic applicable to employees or consultants of Synetic or its subsidiaries holding options to purchase Synetic Common Stock.

               5. Price Protection. (a) If on any Determination Date (as defined below) the Determination Date Market Price (as defined below) is less than the Guaranteed Price (as defined in the Merger Agreement), then Synetic will deliver to an Optionee, as promptly as practicable following the date on which such Optionee has exercised a Related Option (as defined below), an amount in cash equal to (i) the number of Related Options held by such Optionee that have been exercised on such date multiplied by (ii) the number obtained by subtracting (x) the Determination Date Market Price from (y) the Guaranteed Price.

               (b) "Determination Date" means, (i) with respect to any Options that vest as of the Closing Date, the date on which such Options are first covered by an effective


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                                        4

registration statement filed with the Securities and Exchange Commission under the Securities Act in accordance with the provisions of Section 4.03 of the Merger Agreement and (ii) with respect to any Options that vest as of the second anniversary of the Closing Date, such second anniversary or, if the Committee exercises its discretion under Section 3(b) above to accelerate the vesting date applicable to any Option, the date on which such Option shall vest.

               (c) "Determination Date Market Price" means, on any Determination Date, the last reported sale price of Synetic Common Stock on the NASDAQ National Market on the trading day immediately preceding such Determination Date.

               (d) "Related Option" means, with respect to any Determination Date, any Option that is attributed to such Determination Date under Section 5(b) above.

               6. No Acceleration Event. The parties hereto hereby acknowledge and agree that the transactions contemplated by the Merger Agreement shall not constitute an "Acceleration Event" for purposes of the Plan. Section 13(A) of the Plan is hereby deleted in its entirety and the subsections that follow such section are renumbered accordingly.

               7. No Adjustment for ISOs. The parties hereto hereby acknowledge and agree that on and after the Closing Date, no Option shall be treated as an "incentive stock option" within the meaning of Section 422 of the Code. Section 13(D) of the Plan is hereby deleted in its entirety and the subsections that follow such section are renumbered accordingly.

               8. No Further Grants. No Stock Rights may be granted under the Plan following the Closing Date.

               9. Administration. The Plan shall be administered by the Synetic Board or the Stock Option Committee of Synetic. All contrary limitations on the membership of the committee that administers the Plan, including, without limitation, Section 2(C) thereof, is hereby deleted and the subsections that follow are renumbered accordingly.

               10. Restrictive Covenants. (a) Confidentiality. Each Optionee understands and acknowledges that in the course of his employment or consulting relationship, he will have access to and will learn information proprietary to Synetic, Avicenna and their respective subsidiaries and affiliates (collectively, the "Company") that concerns the operation and methodology of the Company, including, without limitation, business plans, financial information, protocols, proposals, manuals, clinical procedures and guidelines, scientific data, computer source codes, programs, software, knowhow and specifications, copyrights, trade secrets, market information, Developments (as hereinafter defined), data and customer information (collectively, "Proprietary Information"). Each Optionee agrees


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                                        5

that, at all times (including following termination of his employment or status as a consultant with the Company), he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties to the Company, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which such Optionee can demonstrate (a) was already available to the public at the time of disclosure, or subsequently became available to the public, otherwise than by breach of this Section 10, or (b) was the subject of a court order to disclose. Upon any termination of his employment or status as a consultant with the Company, each Optionee shall immediately return to the Company all copies of any Proprietary Information in his possession.

               (b) Restrictions on Solicitation. During the period (the "Restricted Period") beginning on the Closing Date and ending on the second anniversary of the date of cessation of the employment or status as a consultant of an Optionee with the Company for any reason whatsoever, such Optionee shall not, directly or indirectly, solicit or contact any customer of the Company for any commercial pursuit that could be reasonably construed to be in competition with the Company, or that is contemplated from time to time by Avicenna's business plan, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company, or induce, or attempt to induce, any employees, agents or consultants of or to the Company to do anything from which such Optionee is restricted by reason of this Section 10 nor shall such Optionee, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Company.

               (c) Extension of Restricted Period. The Restricted Period with respect to any Optionee shall be extended by the length of any period during which such Optionee is in breach of the terms of this Section 10.

               (d) Assignment of Developments. All Developments that are at any time made, conceived or suggested by any Optionee, whether acting alone or in conjunction with others, during or as a result of such Optionee's employment or consulting relationship or any prior employment or consulting relationship with the Company, shall be the sole and absolute property of the Company, free of any reserved or other rights of any kind on such Optionee's part. During such Optionee's employment or consulting relationship and, if such Developments were made, conceived or suggested by such Optionee during or as a result of such Optionee's employment or consulting relationship or any prior employment or consulting relationship with the Company, thereafter, such Optionee shall promptly make full disclosure of any such Developments to the Company and, at the Company's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company to be necessary or desirable at any time in order to effect the full assignment to the Company of such Optionee's right and title, if any, to such Developments. For purposes of


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this Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the present or planned activities, or future activities of the Company of which such Optionee is aware, or the products and services of the Company.

               (e) Remedies. Each Optionee acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this
Section 10 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company, in addition to seeking actual damages in connection therewith, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction, without the necessity of a bond. Without limiting the generality of the foregoing, in the event of a material breach by an Optionee of any of the restrictive covenants set forth in this Section 10, the Committee, in its sole discretion, may require that any or all of such Optionee's Options (whether or not vested) shall terminate and be cancelled without any consideration being paid therefor.

               (f) Severability. The parties have carefully reviewed the provisions of this Amendment Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Amendment Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Amendment Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Amendment Agreement is determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

               (g) Survival. The provisions of this Section 10 shall survive the exercise, termination or expiration of any of the Options or the termination or expiration of the Plan.

               11. Payment of Option Price. Notwithstanding anything to the contrary contained in the Plan or any Option Agreement, the payment of the exercise price for any Option shall be in cash or certified or official bank check unless otherwise determined by the Committee in its sole discretion.

               12. Rights of First Refusal. The rights of refusal contained in
Section 16 of each of the NSO Agreements and Section 17 of each of the ISO Agreements are hereby deleted in their entirety.


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                                        7

               13. Counterparts; Option Agreements. This Amendment Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be a separate agreement between the Optionee, Synetic and Avicenna, but all of which taken together shall constitute one and the same agreement. Each Optionee represents that he has attached to the counterpart of the signature page to this Amendment Agreement executed by him a complete and accurate copy of each Option Agreement (and each amendment and supplement thereto) to which he is a party. In the event that any Optionee fails to execute this Amendment Agreement, the provisions hereof shall remain in full force and effect as to any Optionees who have executed this Amendment Agreement and shall in no way be affected, impaired or invalidated.

               14. Effective Date; 280G Approval. This Amendment Agreement shall be effective as of the Closing Date. In the event that the Merger is not consummated, this Amendment Agreement shall be null and void. The Optionees hereby agree that any payment or right that results from the Merger Agreement and the transactions contemplated thereby (including, without limitation, any acceleration of vesting of an Option or any payment under Section 5 above) that would otherwise constitute "a parachute payment" (within the meaning of Section 280G of the Code) shall be subject to the approval of the stockholders of Avicenna in a vote satisfying the requirements of Section 280G(b)(5) of the Code.

               15. Governing Law. This Amendment Agreement and, notwithstanding any provision in the Plan or any Option Agreement to the contrary, the Plan and the Option Agreements, shall be governed by, and construed in accordance with, the laws of the State of New Jersey without reference to the choice of law provisions of New Jersey law.

               16. References to Plan and Option Agreements. On and after the Closing Date, all references contained in the Plan and any Option Agreement to either the Plan or an Option Agreement shall be deemed to be a reference to the Plan or Option Agreement as amended by this Amendment Agreement. The second sentence of Section 1 of each Option Agreement is hereby deleted in its entirety.


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                                        8


               IN WITNESS WHEREOF, Synetic, Avicenna and the Optionees have each duly executed this Amendment Agreement, or have caused this Amendment Agreement to be duly executed by their respective officers, as of the Closing Date.


                                                       SYNETIC, INC.


                                                       By:_________________
                                                            Name:
                                                            Title:


                                                       AVICENNA SYSTEMS CORP.


                                                       By:_________________
                                                            Name:
                                                            Title:


                                                       OPTIONEES